Exhibit 99.1

Kraton Performance Polymers, Inc. Announces Third Quarter 2014 Results And Board Approval Of $50 Million Share Repurchase Program

HOUSTON, Oct. 29, 2014 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended September 30, 2014. In addition, Kraton announces that its board of directors has approved a share repurchase program through which the Company may repurchase outstanding shares of the Company's common stock having an aggregate purchase price of up to $50 million.

2014 THIRD QUARTER OVERVIEW

  Sales volume was 80.7 kilotons in the third quarter 2014, down 2.8 kilotons, or 3.4%, compared to the third quarter 2013, with the decline in sales volume driven by lower sales volume of USBC product grades in the Paving & Roofing end use.
    Cariflex sales volume was up 48% in the third quarter 2014 compared to the third quarter 2013, and sales volume in the Adhesives, Sealants and Coatings end use was up 5%, more than offsetting a 3% volume decline in Advanced Materials.
  Adjusted EBITDA (1) (non-GAAP) was $39.4 million in the third quarter 2014, down $5.3 million compared to $44.8 million in the third quarter 2013.
  Third quarter 2014 net income attributable to Kraton was $16.6 million, or $0.50 per diluted share, compared to a net loss of $5.6 million, or $0.17 per diluted share, in the third quarter 2013.
  Third quarter 2014 adjusted net income attributable to Kraton (1) (non-GAAP) was $11.6 million, or $0.35 per diluted share, compared to $19.6 million, or $0.60 per diluted share, in the third quarter 2013.
  Net cash provided by operating activities was $32.8 million in the third quarter 2014.
	Three months ended September 30,		Nine months ended September 30,
(US $ in thousands, except per share amounts)	2014	2013	2014	2013
Sales volume (in kilotons)	80.7	83.5	233.4	239.2
Revenue	$ 318,971	$ 327,109	$ 954,394	$ 1,001,759
EBITDA (1)	$ 40,090	$ 17,724	$ 90,693	$ 70,274
Adjusted EBITDA (1)	$ 39,417	$ 44,754	$ 115,491	$ 105,905
Net income (loss) attributable to Kraton (GAAP)	$ 16,615	$ (5,598)	$ 19,849	$ (5,517)
Adjusted net income attributable to Kraton (1)	$ 11,580	$ 19,613	$ 33,496	$ 29,490
Earnings (loss) per diluted share (GAAP)	$ 0.50	$ (0.17)	$ 0.60	$ (0.17)
Adjusted earnings per diluted share (1)	$ 0.35	$ 0.60	$ 1.01	$ 0.90
Net cash provided by (used in) operating activities	$ 32,781	$ 62,536	$ (18,777)	$ 58,087
___________________________________________
(1)

Adjusted EBITDA, Adjusted Gross Profit, Adjusted Net Income Attributable to Kraton and Adjusted Earnings per Diluted Share excludes the spread between FIFO and Estimated Current Replacement Cost ("ECRC").  See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

"Kraton's third quarter results reflect continued sales growth for our Cariflex end use, where sales volume increased 48% compared to the third quarter 2013, the highest quarterly sales volume for Cariflex in the Company's history, and increased innovation-based sales overall. Sales volume in our Adhesives, Sealants and Coatings end use also increased, offsetting a modest decrease in sales volume for our Advanced Materials end use. Our most significant challenge in the quarter was a 16% decline in European Paving & Roofing sales volume, indicative of prevailing economic and competitive conditions in Europe during the quarter. As a result, total sales volume was down 2.8 kilotons or 3.4%," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "While, third quarter Adjusted EBITDA declined on a year-over-year basis, again due largely to the weakening conditions in European paving & roofing markets in August and September, through nine months, both Adjusted EBITDA, and Adjusted earnings per diluted share, have improved 9% and 11% respectively, "Fogarty added. "With respect to our innovation portfolio, third quarter innovation sales volume was up nearly 7% compared to the third quarter 2013. During the quarter we saw an increase in HSBC grades into medical and auto & industrial applications, as well as growth in USBC-based innovation grades such as HiMA and USBC innovation grades for personal care applications. For the trailing twelve month period ended September 30, 2014, our Vitality Index remained at 15%," said Fogarty. "Finally, we are encouraged by recent crude oil and naphtha pricing trends, in the context of fundamental butadiene and isoprene pricing implications. We believe lower relative and absolute costs for these building block monomers, which in turn typically results in lower relative and absolute selling prices of our finished goods, will present our customers, and innovation development partners, with a more confident view of the value of Kraton polymer offerings."

3Q 2014 VERSUS 3Q 2013 RESULTS
Revenue was $319.0 million for the three months ended September 30, 2014 compared to $327.1 million for the three months ended September 30, 2013, a decrease of $8.1 million or 2.5%. Excluding the $1.5 million negative effect from currency movements, revenue declined $6.6 million or 2.0%, with the decrease driven primarily by lower average selling prices associated with product mix, weakness in European paving & roofing markets and lower average raw material costs. Sales volumes declined 2.8 kilotons, or 3.4%, from 83.5 kilotons in the third quarter 2013 to 80.7 kilotons in the third quarter 2014. The decrease in total sales volume did not have a material impact on the period-over-period change in revenue, as the revenue impact from lower sales volume of USBC products was offset by the revenue contribution from increased sales volume in higher revenue per ton Cariflex products.

With respect to revenue in each of our end uses:

  Cariflex™ revenue was $40.0 million for the three months ended September 30, 2014 compared to $28.2 million for the three months ended September 30, 2013. The $11.7 million or 41.5% revenue increase (an increase of $12.3 million or 43.4% excluding a $0.5 million negative effect from currency fluctuations) was the result of a 48.3% increase in sales volume, largely for medical glove applications, partially offset by the impact of customer mix on average selling prices.
  Advanced Materials revenue was $74.2 million for the three months ended September 30, 2014 compared to $81.2 million for the three months ended September 30, 2013. The $7.0 million or 8.6% revenue decline (a decline of $6.6 million or 8.2% excluding a $0.3 million negative effect from currency fluctuations) was largely due to lower average selling prices reflective of product and customer mix and a 3.4% decline in sales volumes. The decline in sales volume was primarily due to lower volume into personal care applications, partially offset by increased sales into other HSBC applications. The lower personal care sales volume reflects the market trend in which certain customers shifted from HSBC-based applications towards lesser differentiated and lower cost, materials, including USBC-based solutions. While sales volume in the third quarter 2014 into personal care applications was flat compared to the second quarter of 2014 indicating that the shift away from HSBC solutions in personal care has largely occurred, this shift amounted to a decline in sales volume in the third quarter of 2014 of approximately one kiloton compared to the third quarter of 2013. Innovation sales volume increased, with higher sales of HSBC innovation grades into medical and auto/industrial applications and increased sales of USBC-based innovation grades into personal care applications.
  Adhesives, Sealants and Coatings revenue was $119.1 million for the three months ended September 30, 2014 compared to $117.6 million for the three months ended September 30, 2013, an increase of $1.5 million or 1.3% (an increase of $2.0 million or 1.7% excluding a $0.5 million negative effect from currency fluctuations). Sales volume increased by 5.0% primarily due to higher sales into pressure sensitive adhesives and industrial applications, which was partially offset by lower average selling prices, reflective of lower raw material costs, primarily isoprene. Innovation sales volume increased, led by increased sales into oil additive, protective film and oil gel applications.
  Paving and Roofing revenue was $85.6 million for the three months ended September 30, 2014 compared to $99.7 million for the three months ended September 30, 2013. The $14.2 million or 14.2% revenue decline (a decline of $14.0 million or 14.1% excluding a $0.1 million negative effect from currency fluctuations) was principally due to lower sales volume in Europe in both paving and roofing applications compared to the third quarter 2013. With respect to innovation sales volume, growth in HiMA sales continued, led by increased sales in Europe and South America.

Gross profit was $63.8 million for the three months ended September 30, 2014 compared to $47.5 million for the three months ended September 30, 2013. The $16.4 million or 34.5% increase includes a period-over-period benefit of $18.8 million due to the spread between FIFO and ECRC, lower turnaround costs of $3.5 million associated with the third quarter 2013 MACT related production downtime, partially offset by a $6.2 million decline in product sales prices. Gross profit as a percentage of revenue was 20.0% and 14.5% for the three months ended September 30, 2014 and 2013, respectively. Adjusted gross profit per ton was $802 in the third quarter 2014, compared to $859 per ton in the third quarter 2013, and $866 per ton in the second quarter 2014. The decline reflects margin pressure in the Paving & Roofing end use, primarily associated with market conditions in Europe in the third quarter 2014, and to a lesser extent, less favorable product mix.

Selling, general and administrative expenses and research and development costs ("SAR") were $23.8 million in the third quarter 2014 compared to $29.8 million in the third quarter 2013. Included in SAR costs in the third quarter 2014 was a $4.2 million benefit resulting from the reduction in estimated transaction fees, and included in SAR for the third quarter 2013 was $0.9 million of transaction fees. Excluding transaction fees, SAR would have been $28.0 million in the third quarter 2014, compared to $28.9 million in the third quarter 2013.

Adjusted EBITDA in the third quarter 2014 was $39.4 million, or 12.4% of revenue, compared to $44.8 million, or 13.7% of revenue in the third quarter 2013, a decrease of $5.3 million, or 11.9%.

Third quarter 2014 net income (GAAP) attributable to Kraton was $16.6 million, or $0.50 per diluted share, compared to the third quarter 2013 net loss of $5.6 million, or $0.17 per diluted share. Adjusted net income attributable to Kraton was $11.6 million, or $0.35 per diluted share, in the third quarter 2014 compared to adjusted net income attributable to Kraton of $19.6 million, or $0.60 per diluted share, in the third quarter 2013.

CASH FLOW
In the third quarter 2014 and 2013, cash provided by operating activities totalled $32.8 million and $62.5 million, respectively. The decline in operating cash flow in the third quarter 2014 compared to the third quarter 2013 was primarily the result of changes in raw material costs and the timing of cash receipts and disbursements.

OUTLOOK
With respect to raw material costs, following declines in butadiene contract prices in September and October, the Company expects a continued downward bias for the balance of the year. Based upon these recent raw material price trends, the Company now expects the fourth quarter 2014 results will reflect a negative spread between FIFO and ECRC of approximately $12.0 million, resulting in a full-year 2014 negative spread between FIFO and ECRC of approximately $5.5 million, compared to the Company's prior estimate of a positive spread of approximately $7.0 million.

Largely as a result of the weakness in European paving and roofing market in the third quarter of 2013, the Company is revising its full-year 2014 Adjusted EBITDA estimate, which excludes the spread between FIFO and ECRC, to a range of $147.0 to $150.0 million.

SHARE REPURCHASE PROGRAM
Kraton's board of directors has approved a share repurchase program through which the Company may repurchase outstanding shares of the Company's common stock having an aggregate purchase price of up to $50 million.

Kraton intends to finance the share repurchase program through a combination of cash and debt. The Company plans to repurchase shares of its common stock from time to time in the open market at prevailing market prices, through privately negotiated transactions over the next two years, or through a trading program under Rule 10b5-1, subject to market and business conditions, applicable legal requirements and other considerations.

"This share buy-back program is Kraton's first, and should allow investors to see accretive benefits given the Company's current public valuation. With the strength of Kraton's balance sheet and in light of our existing liquidity and financial flexibility, we believe the $50 million share repurchase program represents a prudent use of capital that demonstrates our firm commitment to increasing shareholder value, while simultaneously preserving our ability to pursue other strategic opportunities," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer.

USE OF NON-GAAP FINANCIAL MEASURES
This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted Net Income attributable to Kraton (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Adjusted Gross Profit is limited because it often will vary substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income attributable to Kraton by eliminating from net income the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, October 30, 2014 at 9:00 a.m. (Eastern Time) to discuss third quarter 2014 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on October 30, 2014 through 1:01 a.m. (Eastern Time) on November 14, 2014. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-501-8771 and International callers dial 203-369--1851.

ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. Kraton offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the Company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including the matters described under the caption "Outlook."

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: our expectations regarding the start-up of our semi-works facility in Belpre, Ohio and its role in future innovation programs; conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; hazards inherent to the chemical manufacturing business; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue	$318,971	$327,109	$954,394	$1,001,759
Cost of goods sold	255,147	279,659	761,417	834,537
Gross profit	63,824	47,450	192,977	167,222
Operating expenses:
Research and development	7,440	7,413	23,736	23,772
Selling, general and administrative	16,374	22,430	78,872	73,548
Depreciation and amortization	16,552	15,814	49,630	46,653
Total operating expenses	40,366	45,657	152,238	143,973
Earnings of unconsolidated joint venture	80	117	324	372
Interest expense, net	6,099	5,741	18,667	24,948
Income (loss) before income taxes	17,439	(3,831)	22,396	(1,327)
Income tax expense	1,122	2,021	3,405	4,372
Consolidated net income (loss)	16,317	(5,852)	18,991	(5,699)
Net loss attributable to noncontrolling interest	(298)	(254)	(858)	(182)
Net income (loss) attributable to Kraton	$16,615	$(5,598)	$19,849	$(5,517)
Earnings (loss) per common share:
Basic	0.51	(0.17)	0.61	(0.17)
Diluted	0.50	(0.17)	0.60	(0.17)
Weighted average common shares outstanding:
Basic	32,315	32,073	32,249	32,069
Diluted	32,600	32,073	32,590	32,069

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$62,287	$175,872
Receivables, net of allowances of $343 and $315	134,310	129,356
Inventories of products	345,831	328,772
Inventories of materials and supplies	11,175	10,947
Deferred income taxes	9,319	7,596
Other current assets	24,044	20,665
Total current assets	586,966	673,208
Property, plant and equipment, less accumulated depreciation of $382,770 and $353,428	449,492	414,257
Intangible assets, less accumulated amortization of $87,172 and $78,784	52,548	57,488
Investment in unconsolidated joint venture	13,007	14,074
Debt issuance costs	7,876	9,213
Deferred income taxes	1,594	1,326
Other long-term assets	25,196	25,231
Total assets	$1,136,679	$1,194,797
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$49	$0
Accounts payable-trade	81,212	115,736
Other payables and accruals	43,856	54,539
Deferred income taxes	332	182
Due to related party	15,288	24,603
Total current liabilities	140,737	195,060
Long-term debt, net of current portion	351,849	350,989
Deferred income taxes	15,982	18,359
Other long-term liabilities	71,801	75,991
Total liabilities	580,369	640,399
Commitments and contingencies (note 10)
Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 32,828 shares issued and outstanding at September 30, 2014; 32,547 shares issued and outstanding at December 31, 2013	328	325
Additional paid in capital	372,780	363,590
Retained earnings	190,676	170,827
Accumulated other comprehensive loss	(46,903)	(21,252)
Total Kraton stockholders' equity	516,881	513,490
Noncontrolling interest	39,429	40,908
Total equity	556,310	554,398
Total liabilities and equity	$1,136,679	$1,194,797

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)

	Nine months ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$18,991	$(5,699)
Adjustments to reconcile consolidated net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	49,630	46,653
Amortization of debt premium	(121)	(114)
Amortization of debt issuance costs	1,665	6,841
Gain on disposal of property, plant and equipment	(33)	(37)
Earnings from unconsolidated joint venture, net of dividends received	163	51
Deferred income tax benefit	(3,222)	(2,737)
Share-based compensation	8,468	6,362
Decrease (increase) in:
Accounts receivable	(11,179)	(18,737)
Inventories of products, materials and supplies	(28,796)	25,538
Other assets	(4,606)	5,772
Increase (decrease) in:
Accounts payable-trade	(30,007)	(8,081)
Other payables and accruals	(5,915)	(12,334)
Other long-term liabilities	(4,937)	3,304
Due to related party	(8,878)	11,305
Net cash provided by (used in) operating activities	(18,777)	58,087
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant and equipment	(47,539)	(49,638)
KFPC purchase of property, plant and equipment	(33,807)	(8,284)
Purchase of software and other intangibles	(2,724)	(3,106)
Settlement of net investment hedge	—	(2,490)
Net cash used in investing activities	(84,070)	(63,518)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	29,000	40,000
Repayments of debt	(29,000)	(136,875)
Capital lease payments	(6,007)	(950)
Contribution from noncontrolling interest	—	30,216
Purchase of treasury stock	(704)	—
Proceeds from the exercise of stock options	1,429	310
Debt issuance costs	(485)	(4,794)
Net cash used in financing activities	(5,767)	(72,093)
Effect of exchange rate differences on cash	(4,971)	(1,012)
Net decrease in cash and cash equivalents	(113,585)	(78,536)
Cash and cash equivalents, beginning of period	175,872	223,166
Cash and cash equivalents, end of period	$62,287	$144,630
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$9,267	$7,397
Cash paid during the period for interest, net of capitalized interest	$23,053	$24,207
Capitalized interest	$2,214	$2,951
Supplemental non-cash disclosures:
Property, plant and equipment accruals	$6,057	$7,170
Asset acquired through capital lease	$7,033	$2,900

KRATON PERFORMANCE POLYMERS, INC. DETAIL ON CASH FLOW AND DEBT (Unaudited) (In millions)

	Three months ended September 30, 2014			Nine months ended September 30, 2014

	Kraton	KFPC	Consolidated	Kraton	KFPC	Consolidated
Operating cash flow	$34.0	$(1.2)	$32.8	$(9.3)	$(9.5)	$(18.8)
Capex	$(18.0)	$(11.3)	$(29.3)	$(50.3)	$(33.8)	$(84.1)
Financing activities	$(1.2)	$(0.5)	$(1.6)	$(5.3)	$(0.5)	$(5.8)
Beginning cash	$29.4	$36.5	$65.9	$109.1	$66.8	$175.9
Ending cash	$40.3	$22.0	$62.3	$40.3	$22.0	$62.3
Debt	$351.9	$-	$351.9	$351.9	$-	$351.9

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Gross profit	$63,824	$47,450	$192,977	$167,222
Add (deduct):
Restructuring and other charges	-	83	558	83
Production downtime (a)	(990)	3,506	11,423	3,506
Spread between FIFO and ECRC	1,816	20,650	(6,508)	23,461
Adjusted gross profit	$64,650	$71,689	$198,450	$194,272

(a)

In 2014, production downtime at our Belpre, Ohio and Berre, France facilities.  In 2013, this adjustment reflects the production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Net income (loss) attributable to Kraton	$16,615	$(5,598)	$19,849	$(5,517)
Net loss attributable to noncontrolling interest	(298)	(254)	(858)	(182)
Consolidated net income (loss)	16,317	(5,852)	18,991	(5,699)
Add:
Interest expense, net	6,099	5,741	18,667	24,948
Income tax expense	1,122	2,021	3,405	4,372
Depreciation and amortization expenses	16,552	15,814	49,630	46,653
EBITDA	40,090	17,724	90,693	70,274
Add (deduct):
Restructuring and other charges (a)	-	115	653	244
Transaction and acquisition related costs (b)	(4,221)	926	8,822	2,058
Production downtime (c)	(990)	3,506	12,023	3,506

KFPC startup costs (d)	448	-	1,340	-
Non-cash compensation expense (e)	2,274	1,833	8,468	6,362
Spread between FIFO and ECRC	1,816	20,650	(6,508)	23,461
Adjusted EBITDA	$39,417	$44,754	$115,491	$105,905

(a)	Restructuring and other charges are primarily recorded in cost of goods sold in 2014 and in selling, general and administrative expenses in 2013.
(b)	Primarily professional fees related to the terminated Combination Agreement with LCY, which are recorded in selling, general and administrative expenses.
(c)

In 2014, production downtime at our Belpre, Ohio and Berre, France facilities, of which, $11.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.  In 2013, production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal burning boilers required by the MACT legislation, which is recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.
(e)

For the three and nine months ended September 30, 2014, $2.0 million and $7.3 million is recorded in selling, general and administrative expenses, $0.2 million and $0.7 million is recorded in research and development expenses, and $0.1 million and $0.5 million is recorded in cost of goods sold. Prior to the second quarter 2013, all non-cash compensation expenses were recorded in selling, general and administrative expenses. For the three and nine months ended September 30, 2013, $1.6 million and $5.8 million is recorded in selling, general and administrative expenses, $0.1 million and $0.4 million is recorded in research and development expenses, and $0.1 million and $0.2 million is recorded in cost of goods sold.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

	Three months ended September 30, 2014				Three months ended September 30, 2013

	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Earnings (Loss)	17,439	1,122	(298)	0.50	(3,831)	2,021	(254)	(0.17)
Restructuring and other charges (a)	-	-	-	-	115	28	-	0.00
Transaction and acquisition related costs (b)	(4,221)	-	-	(0.13)	926	-	-	0.03
Production downtime (c)	(990)	-	-	(0.03)	3,506	-	-	0.11
KFPC startup costs (d)	448	76	186	0.01	-	-	-	-
Write-off of debt issuance cost (f)	-	-	-	-	42	-	-	0.00
Valuation allowance (g)	-	1,853	-	(0.06)	-	-	-	-
Spread between FIFO and ECRC	1,816	(27)	-	0.06	20,650	-	-	0.63
Adjusted Earnings (Loss)	14,492	3,024	(112)	0.35	21,408	2,049	(254)	0.60

	Nine months ended September 30, 2014				Nine months ended September 30, 2013

	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Earnings (Loss)	22,396	3,405	(858)	0.60	(1,327)	4,372	(182)	(0.17)
Restructuring and other charges (a)	653	121	-	0.02	244	29	-	0.01
Transaction and acquisition related costs (b)	8,822	-	-	0.27	2,058	-	-	0.06
Production downtime (c)	12,023	-	-	0.36	3,506	-	-	0.11
KFPC startup costs (d)	1,340	228	556	0.02	-	-	-	-
Settlement of interest rate swap (e)	-	-	-	-	697	-	-	0.02
Write-off of debt issuance cost (f)	-	-	-	-	5,065	-	-	0.15
Valuation allowance (g)	-	1,853	-	(0.06)	-	-	-	-
Spread between FIFO and ECRC	(6,508)	(75)	-	(0.19)	23,461	(5)	-	0.72
Adjusted Earnings (Loss)	38,726	5,532	(302)	1.01	33,704	4,396	(182)	0.90

(a)	Restructuring and other charges are primarily recorded in cost of goods sold in 2014 and in selling, general and administrative expenses in 2013.
(b)	Primarily professional fees related to the terminated Combination Agreement with LCY which are recorded in selling, general and administrative expenses.
(c)

In 2014, production downtime at our Belpre, Ohio and Berre, France facilities, of which $11.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses. In 2013, production downtime at our Belpre, Ohio facility in preparation for the installation of natural gas boilers to replace the coal burning boilers required by the MACT legislation, which is recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.
(e)	Interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.
(f)	Interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.
(g)	Reduction of income tax valuation allowance related to the assessment of our ability to utilize net operating losses in future periods.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

	Three Months Ended September 30, 2014

	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted

Revenue	318,971	-		-	318,971
Cost of goods sold	255,147	990	(a)	(1,816)	254,321
Gross profit	63,824	(990)		1,816	64,650
Operating expenses:
Research and development	7,440	-		-	7,440
Selling, general and administrative	16,374	3,773	(b)	-	20,147
Depreciation and amortization	16,552	-		-	16,552
Total operating expenses	40,366	3,773		-	44,139
Earnings of unconsolidated joint venture	80	-		-	80
Interest expense, net	6,099	-		-	6,099
Income before income taxes	17,439	(4,763)		1,816	14,492
Income tax expense	1,122	1,929	(c)	(27)	3,024
Consolidated net income	16,317	(6,692)		1,843	11,468
Net loss attributable to noncontrolling interest	(298)	186	(d)	-	(112)
Net income attributable to Kraton	16,615	(6,878)		1,843	11,580
Earnings per common share:
Basic	0.51	(0.21)		0.06	0.36
Diluted	0.50	(0.21)		0.06	0.35
Weighted average common shares outstanding:
Basic	32,315	32,315		32,315	32,315
Diluted	32,600	32,600		32,600	32,600

(a)	Reduction of production downtime costs related to partial insurance recovery.
(b)	$4.2 million benefit from a reduction in accrued transaction fees offset by $0.4 million related to KFPC startup costs.
(c)	Valuation allowance and tax effect of other adjustments.
(d)	KFPC startup costs.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

	Three Months Ended September 30, 2013

	As Reported	Other Adjustments		FIFO to ECRC Adjustment	Adjusted

Revenue	327,109	-		-	327,109
Cost of goods sold	279,659	(3,589)	(a)	(20,650)	255,420
Gross profit	47,450	3,589		20,650	71,689
Operating expenses:
Research and development	7,413	-		-	7,413
Selling, general and administrative	22,430	(958)	(b)	-	21,472
Depreciation and amortization	15,814	-		-	15,814
Total operating expenses	45,657	(958)		-	44,699
Earnings of unconsolidated joint venture	117	-		-	117
Interest expense, net	5,741	(42)	(c)	-	5,699
Income (loss) before income taxes	(3,831)	4,589		20,650	21,408
Income tax expense	2,021	28	(d)	-	2,049
Consolidated net income (loss)	(5,852)	4,561		20,650	19,359
Net loss attributable to noncontrolling interest	(254)	-		-	(254)
Net income (loss) attributable to Kraton	(5,598)	4,561		20,650	19,613
Earnings (loss) per common share:
Basic	(0.17)	0.14		0.64	0.61
Diluted	(0.17)	0.14		0.63	0.60
Weighted average common shares outstanding:
Basic	32,073	32,073		32,073	32,073
Diluted	32,073	32,362		32,362	32,362

(a)	$3.5 million in production downtime and $0.1 million in restructuring and other charges.
(b)	Restructuring and related costs.
(c)	Write-off of debt issuance costs.
(d)	Tax effect of other adjustments.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

	Nine Months Ended September 30, 2014

	As Reported	Other Adjustments		FIFO to ECRC Adjustment	Adjusted

Revenue	954,394	-		-	954,394
Cost of goods sold	761,417	(11,981)	(a)	6,508	755,944
Gross profit	192,977	11,981		(6,508)	198,450
Operating expenses:
Research and development	23,736	-		-	23,736
Selling, general and administrative	78,872	(10,857)	(b)	-	68,015
Depreciation and amortization	49,630	-		-	49,630
Total operating expenses	152,238	(10,857)		-	141,381
Earnings of unconsolidated joint venture	324	-		-	324
Interest expense, net	18,667	-		-	18,667
Income before income taxes	22,396	22,838		(6,508)	38,726
Income tax expense	3,405	2,202	(c)	(75)	5,532
Consolidated net income	18,991	20,636		(6,433)	33,194
Net loss attributable to noncontrolling interest	(858)	556	(d)	-	(302)
Net income attributable to Kraton	19,849	20,080		(6,433)	33,496
Earnings per common share:
Basic	0.61	0.62		(0.20)	1.04
Diluted	0.60	0.61		(0.19)	1.01
Weighted average common shares outstanding:
Basic	32,249	32,249		32,249	32,249
Diluted	32,590	32,590		32,590	32,590

(a)	$11.4 million in production downtime and $0.6 million in restructuring and other charges.
(b)	$8.8 million in transaction costs, $1.3 million related to KFPC startup costs, $0.6 million in production downtown and $0.1 million in restructuring and other charges.
(c)	Valuation allowance and tax effect of other adjustments.
(d)	KFPC startup costs.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

	Nine Months Ended September 30, 2013

	As Reported	Other Adjustments		FIFO to ECRC Adjustment	Adjusted

Revenue	1,001,759	-		-	1,001,759
Cost of goods sold	834,537	(3,589)	(a)	(23,461)	807,487
Gross profit	167,222	3,589		23,461	194,272
Operating expenses:
Research and development	23,772	-		-	23,772
Selling, general and administrative	73,548	(2,219)	(b)	-	71,329
Depreciation and amortization	46,653	-		-	46,653
Total operating expenses	143,973	(2,219)		-	141,754
Earnings of unconsolidated joint venture	372	-		-	372
Interest expense, net	24,948	(5,762)	(c)	-	19,186
Income (loss) before income taxes	(1,327)	11,570		23,461	33,704
Income tax expense	4,372	29	(d)	(5)	4,396
Consolidated net income (loss)	(5,699)	11,541		23,466	29,308
Net loss attributable to noncontrolling interest	(182)	-		-	(182)
Net income (loss) attributable to Kraton	(5,517)	11,541		23,466	29,490
Earnings (loss) per common share:
Basic	(0.17)	0.36		0.73	0.92
Diluted	(0.17)	0.35		0.72	0.90
Weighted average common shares outstanding:
Basic	32,069	32,069		32,069	32,069
Diluted	32,069	32,381		32,381	32,381

(a)	$3.5 million is related to production downtime and $0.1 million in restructuring and other charges.
(b)	$2.1 million in transaction costs and $0.2 million in restructuring and other charges.
(c)

$5.1 million write-off of debt issuance costs and $0.7 million related to the termination and settlement of an interest rate swap agreement associated with replacing and refinancing our previous credit facility.

(d)	Tax effect of other adjustments.

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